EXHIBIT 4.1
FIRST AMENDMENT TO
AMENDED AND RESTATED RIGHTS AGREEMENT
     This First Amendment (the “Amendment”), dated as of February 24, 2008, to the Amended and Restated Rights Agreement dated as of March 27, 2007 (the “Rights Agreement”), is between CRITICARE SYSTEMS, INC., a Delaware corporation (the “Company”), and LASALLE BANK NATIONAL ASSOCIATION (the “Rights Agent”).
RECITALS
     A. Pursuant to Section 26 of the Rights Agreement, under circumstances set forth therein, the Company may supplement or amend any provisions of the Rights Agreement without the approval of any holders of Certificates representing Common Shares of the Company. Pursuant to Section 20 of the Rights Agreement, the Rights Agent is authorized to take actions set forth in a certificate from certain officers of the Company, including the Company’s Chief Executive Officer.
     B. The Company desires to amend the Rights Agreement as set forth herein and to direct the Rights Agent to execute this Amendment.
AGREEMENTS
     In consideration of the recitals and the mutual agreements herein set forth, the parties hereby agree as follows:
     Section 1. Direction to Rights Agent. The Company hereby directs the Rights Agent, in its capacity as Rights Agent and in accordance with the terms of Sections 20 and 26 of the Rights Agreement, to execute this Amendment.
     Section 2. Certification of Appropriate Officer. The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies on behalf of the Company to the Rights Agent that (a) he is the Chief Executive Officer of the Company and (b) this Amendment is in compliance with Section 26 of the Rights Agreement.
     Section 3. Amendment of Rights Agreement. The rights Agreement is hereby amended as follows:
     (a) Section 1 of the Rights Agreement is hereby amended by inserting the following subsections at the end of such Section 1:
          (o) “Effective Time” shall have the meaning set forth in the Merger Agreement.

          (p) “Merger” shall have the meaning set forth in the Merger Agreement.
          (q) “Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of February 24, 2008, as amended from time to time in accordance with its terms, among the Company, Opto Circuits (India) Limited, a company registered under the laws of India, and Packer Acquisition Corporation, a Delaware corporation.”
          (r) “Offer” shall have the meaning set forth in the Merger Agreement.
     (b) Section 1(a) of the Rights Agreement is hereby amended by inserting the following sentences at the end of such Section 1(a):
          “Notwithstanding anything in this Section 1(a) to the contrary, (i) neither Opto Circuits (India) Limited nor any of its Subsidiaries (collectively, “OCI”) shall be, or shall be deemed to be, an Acquiring Person by virtue of or as a result of (A) the execution of the Merger Agreement or any agreements, arrangements or understandings entered into by OCI contemplated by the Merger Agreement, including, without limitation, Stockholder Tender Agreements entered into with any officer or director of the Company pursuant to the Merger Agreement (the “Stockholder Tender Agreements”), if such agreements, arrangements or understandings are in accordance with the terms and conditions of the Merger Agreement; (B) the announcement of the Merger Agreement, the Offer or the Merger; (C) the commencement of the Offer; (D) the consummation of the Offer or the Merger; or (E) the consummation of the other transactions contemplated by the Merger Agreement upon the terms and conditions of the Merger Agreement; and (ii) no officer or director, acting individually or in a group, shall be, or shall deemed to be, an Acquiring Person solely by virtue of or as a result of entering into a Stockholder Tender Agreement with OCI. Each event described in subclauses (i)(A), (B), (C), (D) and (E) and clause (ii) is referred to herein as an “Exempted Transaction”.”
     (c) Section 1(c) of the Rights Agreement is hereby amended by inserting the following sentence at the end of such Section 1(c).
          “Notwithstanding anything in this Section 1(c) to the contrary, (i) OCI shall not be deemed to be a Beneficial Owner of, or to beneficially own, any securities solely by virtue of or as a result of any Exempted Transaction; and (ii) no officer or director of the Company who enters into a Stockholder Tender Agreement shall be deemed to be a Beneficial Owner of, or to beneficially own, any additional securities solely by virtue of or as a result of entering into a Stockholder Tender Agreement with OCI.”

     (d) Section 1(m) of the Rights Agreement is hereby amended by inserting the following sentence at the end of such Section 1(m).
          “Notwithstanding anything in this Section 1(m) to the contrary, a Shares Acquisition Date shall not have occurred by virtue of or as a result of any Exempted Transaction.”
     (e) Section 3(a) of the Rights Agreement is hereby amended by inserting the following sentence at the end of such Section 3(a):
          “Notwithstanding anything in this Section 3(a) to the contrary, a Distribution Date shall not have occurred by virtue of or as a result of any Exempted Transaction.”
     (f) Section 13 of the Rights Agreement is hereby amended by inserting the following sentence at the end of such Section 13:
          “ Notwithstanding anything in this Section 13 to the contrary, this Section 13 shall not apply to or be triggered by any Exempted Transaction.”
     (g) The Rights Agreement is hereby amended by adding a new Section 34 to the end of the Rights Agreement, which new Section 34 shall read in its entirety as follows:
          “Section 34. Termination. Immediately prior to the Effective Time, but only if such Effective Time shall occur, (a) the Rights Agreement shall be terminated and be without any further force or effect, (b) none of the parties to the Rights Agreement will have any rights, obligations or liabilities thereunder and (c) the holders of the Rights shall not be entitled to any benefits, rights or other interests under the Rights Agreement, including, without limitation, the right to purchase or otherwise acquire Preferred Stock or any other securities of the Company. Notwithstanding the foregoing, Section 18 hereof shall survive the termination of the Rights Agreement. The Company will notify in writing the Rights Agent of the Effective Time. The Rights Agent will not be deemed to have knowledge of the Effective Time unless and until it has received such written notice.”
          Section 4. Effectiveness and Continued Effectiveness. In accordance with the resolutions of the Company’s Board of Directors adopted on February 24, 2008, the amendments to the Rights Agreement set forth in Sections 3(a) through (g) of this Amendment are effective as of the time at which such resolutions were adopted. The parties hereto hereby acknowledge and agree that, except as specifically supplemented and amended, changed or modified in Section 3 above, the Rights Agreement, as previously amended to the date hereof, shall be unaffected by this Amended and remain in full force and effect in accordance with its terms.
          Section 5. Execution in Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.
          Section 6. Defined Terms. Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used but not defined herein shall have the meanings assigned to them in the Rights Agreement.
          Section 7. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year above written.

CRITICARE SYSTEMS, INC.
By:	/s/ Emil H. Soika
	Name:	Emil H. Soika
	Title:	Chief Executive Officer

LASALLE BANK NATIONAL ASSOCIATION
By:	/s/ Mark F. Rimkus
	Name:	Mark F. Rimkus
	Title:	Vice President